Exhibit 99
For Immediate Release
THE DOLAN COMPANY NAMES RENEE JACKSON VP/GENERAL COUNSEL
MINNEAPOLIS, Minn. (June 22, 2010) — The Dolan Company (NYSE: DM) announced today the appointment of Renee L. Jackson as its vice president and general counsel, effective July 12.
“Renee is a talented, highly experienced and hard-working attorney who will be an important addition to our senior executive team,” said Dolan CEO James P. Dolan. Jackson, 43, will be the company’s first general counsel.
The Dolan Company is a leading provider of professional services and business information to the legal, financial and real estate sectors in the United States.
Previously Jackson was for five years vice president and associate general counsel for Fair Isaac Corporation (NYSE: FICO) in Minneapolis. From 2001 to 2005 she was a partner with the law firm of Fulbright & Jaworski, where she served the Minneapolis office as the administrative partner and hiring partner and chaired the litigation department. Earlier she had been a partner with the Minneapolis law firm of Larkin, Hoffman, Daly & Lindgren after beginning her legal career at the law firm of Dorsey & Whitney in Minneapolis.
She is a magna cum laude graduate of the University of Minnesota Law School. Before law school, she worked as a feature writer for The Gainesville Sun in Florida after earning a journalism degree at the University of Florida.
Jackson succeeds Katie Gettman, who had been The Dolan Company’s in-house counsel. Gettman left the company to join the new law firm of Halleland Habicht.
The Dolan Company is a leading provider of professional services and business information to the legal, financial and real estate sectors. Its Professional Services Division provides specialized outsourced services to the legal profession through its subsidiaries, NDeX, DiscoverReady and Counsel Press. NDeX is a leading provider of mortgage default processing services in the United States. DiscoverReady provides outsourced discovery management and document review services to major companies and their counsel. Counsel Press is the nation’s largest provider of appellate services to the legal community.
The company’s Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted legal and professional audiences in each of the 21 geographic markets that it serves across the United States.
Contact: John Waelti
Director of Investor Relations, Dolan Media Company
john.waelti@dolanmedia.com
612-317-9420